UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 24, 2005

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-49602	77-0118518

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2381 BERING DRIVE
SAN JOSE, CALIFORNIA
95131

(Address of Principal Executive Offices) (Zip Code)

(408) 434-0110

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.

     We have received numerous inquiries from investors and analysts regarding the use of our products in the Apple iPod. In the absence of definitive communications from Apple regarding these matters, we have not believed it appropriate to comment on unconfirmed rumors and speculation. In addition, our policy generally is not to comment on market rumors, speculation, and changes in our stock price.

     We are filing this Form 8-K in order to respond to inquiries regarding recent announcements of new product introductions.

     Yesterday Apple announced several new iPods and we are confirming that our interface solutions are being used in those products. As has been the case since our initial product introductions in fiscal 1996, we compete for designs on a product by product basis and have no assurances from any of our OEM customers that they will utilize our interface solutions in any of their future products.

     The adoption of our interface solutions has led to our success in the notebook and portable music player markets. Our products are used by most of the world’s notebook computer OEMs and ODMs, resulting in more than 50% market share. We are also pleased with our progress in diversifying our customer base in portable music player devices. Our interface solutions are shipping in music players offered by 5 different OEMs and we have design wins with 2 additional OEMs. We also are optimistic regarding our prospects in a number of new markets, including cell phones.

     The information in this Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

     The registrant does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the registrant’s expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED
Date: February 24, 2005	By:	/s/ Russell J. Knittel
Russell J. Knittel
Senior Vice President, Chief Financial Officer, Chief Administrative Officer, and Secretary